UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2007

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

1110 Spring Street
Silver Spring, MD		20910
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:

(301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On March 9, 2007, United Therapeutics Corporation (the “Company”) entered into a construction management agreement with DPR Construction, Inc. (“DPR”) based in Falls Church, Virginia.  DPR will manage the construction of the Company’s new manufacturing and office facility in Research Triangle Park, North Carolina (the “Facility”), on approximately 55 acres of land, which the Company purchased in June 2006.  The new Facility will support the Company’s oral treprostinil and glycobiology antiviral programs, as well as provide pharmaceutical development laboratories and office space for the Company’s research and commercial staff who currently occupy leased office space in the area.

Under the terms of the agreement, DPR will be responsible for the construction of the Facility.  The agreement has a guaranteed maximum price clause in which DPR agrees that the construction cost of the facility will not exceed approximately $78.0 million, which amount is subject to change based on agreed-upon changes to the scope of work.  DPR will be responsible for covering any costs in excess of the guaranteed maximum price.  If the ultimate cost of the project is less than the guaranteed maximum, the Company will share a portion of these savings with DPR.  In addition, DPR must pay penalties to the Company if the construction is not completed by February 2009, which date is subject to change based on agreed-upon changes to the scope of work.  DPR has no material relationship with the Company or any of its affiliates.

The costs of constructing this facility will be funded by the Company from working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION
(Registrant)

Dated: March 15, 2007	By:	/s/ PAUL A. MAHON
	Name:	Paul A. Mahon
	Title:	General Counsel